Exhibit 1.13

The Consent Solicitations are made with regard to the Notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law, guaranteed by innogy SE, a European Company (Societas Europaea) organised in the Federal Republic of Germany under German and European laws and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in the document has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the Substitute Issuer and the New Guarantor are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment. Noteholders should be aware that the Substitute Issuer may purchase the Notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.

‘s-Hertogenbosch / Amsterdam, The Netherlands, 25 November 2020

INNOGY FINANCE B.V.

E.ON INTERNATIONAL FINANCE B.V.

ANNOUNCE IMPLEMENTATION OF

EXTRAORDINARY RESOLUTIONS

Reference is made to the Consent Solicitation Memorandum dated 13 August 2020 published by innogy Finance B.V. (the Consent Solicitation Memorandum) and the Noteholder Meetings (Gläubigerversammlungen) held on 9 October 2020.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this announcement. The Consent Solicitation Memorandum is available at the Federal Gazette (Bundesanzeiger) and on the Solicitation Website at www.eon.com/innogy-bonds.

On 25 November 2020 the Extraordinary Resolutions passed at the Noteholder Meetings in relation to the following Notes have been implemented:

EUR 1,000,000,000 6.500% Fixed Rate Notes due August 2021 (ISIN: XS0412842857)

EUR 750,000,000 1.000% Fixed Rate Notes due April 2025 (ISIN: XS1595704872)

Upon implementation of the Extraordinary Resolutions, the replacement of innogy SE as existing guarantor with E.ON SE as new guarantor, the replacement of innogy Finance B.V. as existing issuer with E.ON International Finance B.V. as substitute issuer and certain amendments to the Conditions became effective.

GENERAL

This notice must be read in conjunction with the Consent Solicitation Memorandum. Noteholders are advised to read the Consent Solicitation Memorandum carefully for full details of the Consent Solicitations. None of the Existing Issuer, the Substitute Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of its respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitations. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

The Existing Issuer has appointed Citigroup Global Markets Limited and NatWest Markets N.V. as Solicitation Agents, Lucid Issuer Services Limited as Tabulation and Voting Agent and notary Dr. Christiane Mühe as Scrutineer in connection with the Consent Solicitations.

Questions and requests for assistance or information in connection with the Consent Solicitations may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre Canada Square Canary Wharf

London E14 5LB United Kingdom

For information by telephone:

+44 20 7986 8969

Attention: Liability Management Group

Email: liabilitymanagement.europe@citi.com

NatWest Markets N.V.

Claude Debussylaan 94 1082 MD Amsterdam

The Netherlands

For information by Telephone:

+44 20 7085 6124

Attention: Liability Management

Email: liabilitymanagement@natwestmarkets.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

For information by telephone: +44 20 7704 0880 Attention: Paul Kamminga / Arlind Bytyqi

Email: innogy@lucid-is.com

Voting Platform: www.lucid-is.com/innogy

SCRUTINEER

Notarin Dr. Christiane Mühe FM Notare

Taununsanlage 17

60325 Frankfurt am Main

Germany

For information by telephone: +49 69 707 96850 Email: innogy@fm-notare.com

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